									OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per response 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)
Billserv.com
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

090181108
						(CUSIP Number)
January 31, 2000
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(b)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 090181108				13G				Page 2 of 11
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,917,998-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,917,998-
----------------------------------------------------------------

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,917,998-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 090181108				13G				Page 3 of 11
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-1,135,660-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-1,135,660-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,135,660-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.9%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 090181108				13G				Page 4 of 11
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-772,338-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-772,338-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-772,338-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, OO

CUSIP No. 090181108				13G				Page 5 of 11
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-736,176-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-736,176-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-736,176-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.5%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IV

CUSIP No. 090181108				13G				Page 6 of 11
Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Paisley Pacific Fund, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-575,808-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-575,808-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-575,808-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.2%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN

CUSIP No. 090181108				13G			Page 7 of 11 Pages

ITEM 1.

     (a)  The name of the issuer is Billserv.com (the
"Issuer").

(b) The principal executive office of the Issuer is located at 14607 SAN PEDRO SUITE 100, SAN ANTONIO, TX 78232.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers").

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 090181108.

CUSIP No. 090181108				13G			Page 8 of 11 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance with
240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance with
240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_X_	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 090181108				13G			Page 9 of 11 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management, L.P. and RS Growth Group LLC are registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No client other than RS Diversified Growth Fund and RS Paisley Pacific Fund, L.P.
owns greater than 5% of the Stock.

CUSIP No. 090181108				13G			Page 10 of 11 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

RS Investment Management, L.P. is a registered investment adviser. RS Investment Management Co. LLC is the General Partner of
RS Investment Management, L.P. RS Growth Group LLC is a registered investment adviser. RS Investment Management, L.P. is the Managing Member of RS Growth Group LLC.
RS Diversified Growth Fund is an investment company. RS Investment Management, L.P. is the investment adviser to RS Diversified Growth Fund. RS Paisley Pacific Fund, L.P. is an investment partnership. RS Growth Group LLC is the investment adviser to RS Paisley Pacific Fund, L.P.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 8, 2000

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	_______________________
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  RS Investment Management Co. LLC
	By:  /s/	_______________________
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 090181108				13G		Page 11 of 11 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing
of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	February 8, 2000

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	_______________________
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  RS Investment Management Co. LLC
	By:  /s/	_______________________
			G. Randall Hecht
			Chief Executive Officer

Annex I

This Annex identifies certain entities which may be filing parties of the attached Schedule or which may be referred to in the filing.

The principal office and principal place of business of the following entities is 388 Market Street, Suite 200, San Francisco, CA 94111:

I.	(a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b)	holding company

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
(b) registered investment adviser

III.	(a)  RS Growth Group LLC is a Delaware Limited Liability Company.
(b) registered investment adviser

IV.	(a)	RS Diversified Growth Fund is part of a Massachusetts
business trust.
(b) investment company

V.	(a)	RS Paisley Pacific Fund, L.P. is a California Limited
Partnership.
(b) investment partnership

RS Investment Management, L.P. is a registered investment adviser. RS Investment Management Co. LLC is the General Partner of
RS Investment Management, L.P. RS Growth Group LLC is a registered investment adviser. RS Investment Management, L.P. is the Managing Member of RS Growth Group LLC.
RS Diversified Growth Fund is an investment company. RS Investment Management, L.P. is the investment adviser to RS Diversified Growth Fund. RS Paisley Pacific Fund, L.P. is an investment partnership. RS Growth Group LLC is the investment adviser to RS Paisley Pacific Fund, L.P.